600 North Centennial Street
Zeeland, Michigan 49464

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The Annual Meeting of the Shareholders of Gentex Corporation (the "Company"), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 21, 2015, at 4:30 p.m. EDT, for the following purposes:

1.    To elect nine directors as set forth in the Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2015.

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

4.	To consider a proposal to approve the Second Amendment to the Second Restricted Stock Plan.

5.	To consider a proposal to approve the Amendment to the 2013 Employee Stock Purchase Plan.

6.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

The Board of Directors recommends that shareholders vote:

A.	FOR Item 1

B.	FOR Item 2

C.	FOR Item 3

D.	FOR Item 4 and

E.	FOR Item 5

Shareholders of record as of the close of business on March 23, 2015, are entitled to notice of, to attend, and to vote at the meeting and are being sent this Proxy Statement on or about April 10, 2015. We are pleased to offer multiple options for voting your shares. As detailed in the "Solicitation of Proxies" section of the Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most cost-effective method. If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

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Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 21, 2015

You are receiving this notice that the proxy materials for our 2015 Annual Meeting of Shareholders are available on the Internet. The following proxy materials can be found https://www.proxyvote.com:

•	Company's 2015 Proxy Statement;

•	Company's Annual Report to Shareholders for the year ended December 31, 2014; and

•	Proxy Card or Voting Instruction Form.

Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above. If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated Proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 23, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

    Mark W. Newton
    Secretary

April 10, 2015

BURGER KING

GENTEX CORPORATION

600 North Centennial Street
Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 21, 2015

QUESTIONS & ANSWERS

PROXY STATEMENT

Why am I receiving this Proxy Statement?

The Company’s Board of Directors is soliciting proxies for the 2015 Annual Meeting of Shareholders. You are receiving a Proxy Statement because you owned shares of the Company's common stock on March 23, 2015, which entitles you to notice of, to attend, and to vote at the meeting. By use of a Proxy, you may vote whether or not you plan to attend the meeting. This Proxy Statement describes the matters on which the Board would like you to vote, and provides information on those matters, so that you can make an informed decision.

The Notice of the Annual Meeting of Shareholders (including Notice Regarding the Availability of Proxy Materials), Proxy Statement, Annual Report for the year ended December 31, 2014, and Proxy Card or Voting Instruction Form are being mailed to shareholders on or about April 10, 2015. These materials are available at https://www.proxyvote.com or https://materials.proxyvote.com/371901.

What will I be voting on?

•	Election of nine directors (see pages 11 - 13)

•	Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2015 (see page 34).

•	Approval, on an advisory basis, of the compensation of the Company's named executive officers (see page 35).

•	Approval of the Second Amendment to the Second Restricted Stock Plan (see page 36 and Appendix B).

•	Approval of the Amendment to the 2013 Employee Stock Purchase Plan (see page 37 and Appendix C).

The Board of Directors recommends a vote: FOR each of the nominees to the Board of Directors; FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2015; FOR approval, on an advisory basis, of the compensation of the Company's named executive officers; FOR approval of the Second Amendment to the Second Restricted Stock Plan and FOR approval of the Amendment to the 2013 Employee Stock Purchase Plan.

How do I vote?

You can vote either in person at the Annual Meeting or by Proxy without attending the Annual Meeting. We urge you to vote by Proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold and conduct business at the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated Proxy in accordance with this Proxy Statement and provide proof of ownership of Company shares as of the record date of March 23, 2015.

Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record [that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s)] or whether you hold your shares in "street name" (that is, if your shares are held for you by a broker or other nominee).

Shareholders of record voting by Proxy may use one of the following three options:

•	Voting by Internet (log on to https://www.proxyvote.com and follow the directions there). We recommend you vote this way as it is the most cost-effective method; or

•	Voting by toll-free telephone (instructions are on the Proxy Card or Voting Instruction Form); or

•	Filling out the enclosed Proxy Card or Voting Instruction Form, signing it, and mailing it in the enclosed postage-paid envelope.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee to see which options are available to you.

A beneficial owner who wants to cast a vote directly, rather than have a broker or other nominee do so, can either: become a registered owner; or ask the broker or nominee to execute a proxy on your behalf. You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a "direct registration system." Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you your proxy. Please contact your broker or other nominee for more details.

The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 20, 2015. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.

Can I change my vote?

Yes. At any time before your Proxy is voted at the meeting, you may change your vote by:

•	Revoking it by written notice to the Secretary of the Company at the address on the cover of the Proxy Statement;

•	Delivering a later-dated Proxy (including a telephone or Internet vote); or

•	Voting in person at the meeting.

If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.

How many votes do I have?

You will have one vote for every share of common stock that you owned on March 23, 2015.

How many shares are entitled to vote?

There were 294,599,651 shares of the Company common stock outstanding as of March 23, 2015, and entitled to vote at the meeting. Each share is entitled to one vote.

How many votes must be present to hold the meeting?

Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 23, 2015, must be present in person or by Proxy to hold the Annual Meeting.

What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?

If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:

•	For the approval of the director nominees to the Board of Directors listed on the card.

•	For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2015.

•	For the approval, on an advisory basis, of the compensation of the Company's named executive officers.

•	For the approval of the Second Amendment to the Second Restricted Stock Plan.

•	For the approval of the Amendment to the 2013 Employee Stock Purchase Plan.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?

•
Under Michigan law, the nine nominees for director will be elected by a plurality of the votes cast. Notwithstanding the foregoing, the Company's Bylaws provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board of Directors.

•	Ratification of Ernst & Young LLP as the Company's auditors for the fiscal year ended December 31, 2015, is by a majority votes cast.

•	The proposal to approve the compensation of the Company's named executive officers is advisory and the Board of Directors will take such votes into account when considering future actions.

•	The proposal to approve the Second Amendment to the Second Restricted Stock Plan must be approved by a majority of votes cast.

•	The proposal to approve the Amendment to the 2013 Employee Stock Purchase Plan must be approved by a majority of votes cast.

What if I vote "abstain?"

A vote to "abstain" on the election of the directors, on ratification of Ernst & Young LLP as the Company's auditors, on the Second Amendment to the Second Restricted Stock Plan, or on the Amendment to the 2013 Employee Stock Purchase Plan, will have no effect on the outcome. A vote to abstain with respect to approval of named executive officer compensation will be taken into account by the Board of Directors in determining future action.

What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted.

If you hold your shares in "street name," and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.

If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be "broker non-votes." "Broker non-votes" will have no effect on the vote for the election of directors or the other matters to be voted upon as set forth in this Proxy Statement.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your individual voting privacy. Your individual vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation of votes and certification of the vote; or

•	to facilitate successful Proxy solicitation by our Board of Directors.

Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.

ANNUAL REPORT

Will I receive a copy of the Company’s Annual Report?

Unless you have previously elected to view the Company's Annual Report over the Internet, we have mailed the Annual Report for the year ended December 31, 2014, with this Proxy Statement. The Annual Report includes the Company’s audited financial statements, along with other information. You are urged to read it carefully.

How can I receive a copy of the Company’s Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2014, which we recently filed with the Securities and Exchange Commission, by writing to:

Corporate Secretary
Gentex Corporation
600 North Centennial Street
Zeeland, Michigan 49464

You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the Securities and Exchange Commission (SEC) on the Company’s Internet web site under the heading "SEC Filings" at: http://ir.gentex.com.

The Company’s Form 10-K and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

ELECTRONIC DELIVERY AND AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and the 2014 Annual Report are available at:

https://materials.proxyvote.com/371901.

They are also available on the Company’s Internet web site under the heading "Electronic Literature" at:

http://ir.gentex.com

Most shareholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, and the Company urges you to do so.

If you are a holder of record, you can choose this option and save the Company the cost of producing and mailing these documents by:

•	Following the instructions provided when you vote over the Internet, or

•	Going to https://www.icsdelivery.com/gntx and following the instructions provided.

If you are a holder of record and you choose to view future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail message next year containing the Internet address to access the Company’s Proxy Statement and Annual Report. The e-mail also will include instructions for voting over the Internet. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

If you hold your shares in "street name," and choose to view future Proxy Statements and Annual Reports over the Internet and your broker or other nominee participates in this service, you will receive an e-mail message from your broker/nominee next year containing the Internet address to use to access the Company’s Proxy Statement and Annual Report.

HOUSEHOLDING INFORMATION

What is "householding?"

The Company has adopted a procedure called "householding," which has been approved by the Securities and Exchange Commission. "Householding" is intended to reduce printing costs, mailing costs and fees by eliminating the mailing of duplicate copies of the Annual Report and Proxy Statement to any household at which two or more shareholders reside if they appear to be members of the same family. Under this procedure, a single copy of the Annual Report and Proxy Statement will be sent to such households if the shareholders at such household consent, unless one of the shareholders at the address notifies us that they wish to receive additional copies. Consent given will remain effective until revoked by a shareholder.

Shareholders who participate in householding will continue to receive separate Proxy Cards or Voting Instruction Forms. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, at your request to the Corporate Secretary (at 600 North Centennial Street, Zeeland, Michigan 49464, 1-616-772-1800), we will promptly deliver a separate copy.

How do I withhold my consent to the householding program?

If you are a holder of record and share an address and last name with one or more holders of record, and you wish to continue to receive separate Annual Reports, Proxy Statements and other disclosure documents, you should withhold your consent by checking the appropriate box on the enclosed Proxy Card or Voting Instruction Form and returning it by mail in the enclosed envelope. Even if you vote by telephone or Internet, the enclosed Proxy Card or Voting Instruction Form should be returned and marked appropriately to withhold your consent to householding.

If you do not return the Proxy Card or Voting Instruction Form to withhold your consent to the householding program, you may revoke your consent at any future date. Please contact Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of the receipt of the revocation of your consent, following which you will receive an individual copy of our disclosure documents. If you are receiving multiple copies of the Annual Report and Proxy Statement at an address shared with another shareholder, you may also contact Broadridge as set forth above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold shares in "street name," lease contact your broker or other nominee to request information about householding.

BUSINESS HIGHLIGHTS

In 2014, the Company experienced record net sales, net income, and earnings per share. Highlights include (in thousands, except per share data):

	2014	2013	2012
Net Sales	$1,375,501	$1,171,864	$1,099,560
Operating Income	$398,834	$304,742	$234,455
Net Income	$288,605	$222,930	$168,587
Earnings Per Share (Fully Diluted)	$0.98	$0.78	$0.59
Cash Dividends Declared Per Common Share	$0.31	$0.28	$0.26
Total Assets	$2,022,540	$1,764,088	$1,265,691
Long-Term Debt Outstanding at Year End	$258,125	$265,625	$—

SOLICITATION OF PROXIES

This Proxy Statement is being furnished on or about April 10, 2015, to the shareholders of Gentex Corporation as of the record date, in connection with the solicitation by the Board of Directors of the Company of Proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, May 21, 2015, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of Proxies allows a shareholder of the Company to be represented at the Annual Meeting if the shareholder is unable to attend in person.

There are four ways to vote your shares:

1)	By Internet at https://www.proxyvote.com. We encourage you to vote this way.

2)	By toll-free telephone (refer to your Proxy Card or Voting Instruction Form for the correct number).

3)	By completing and mailing your Proxy Card or Voting Instruction Form.

4)	By written ballot at the Annual Meeting.

If the form of Proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of the meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by Proxy will be voted FOR the election of all nominees named in the Proxy; FOR ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2015; FOR approval, on an advisory basis, of the compensation of the Company's named executive officers; FOR approval of the Second Amendment to the Second Restated Stock Plan; and FOR approval of the Amendment to the 2013 Employee Stock Purchase Plan. These proposals are described in this Proxy Statement. A Proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) delivery of a later-dated Proxy, including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.

VOTING SECURITIES AND RECORD DATE

March 23, 2015, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 294,599,651 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board will consider abstentions in determining future actions.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation specify that the Board of Directors shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at nine. The Restated Articles of Incorporation state that directors shall be elected annually for terms expiring at the next annual meeting of shareholders.

The majority of the members of the Company’s Board of Directors qualify as "independent directors" as determined in accordance with the current listing standards of The NASDAQ Global Select Market ("NASDAQ"). Based on these current NASDAQ listing standards, the Company’s Board has identified and affirmatively determined the following directors have no material relationships with the Company other than as a director and are independent: Gary Goode, Pete Hoekstra, Jim Hollars, John Mulder, Richard Schaum, Fred Sotok, and James Wallace. In making its independence determinations, the Board considered: the former employment and a former consulting arrangement of Mr. Mulder; the former employment of Mr. Hollars; and the fact that Mr. Sotok's son has an indirect interest in a former vendor of the Company. The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Wallace has been elected as Lead Independent Director under the Company's Lead Independent Director Policy.

Each of the current Board of Directors members have been determined to meet the required experience and qualifications set forth in the Company's Position Profile: Member of the Board of Directors, including, among them, high levels of personal and professional integrity, distinguished management careers, and the demonstrated or perceived ability to work effectively as Board members. Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills (which are described below) which led the Nominating Committee to recommend such individuals to the Board for nomination for election to the Board, and led the Board to conclude such individuals should be nominated for election to the Board.

The terms of all current Board of Directors members will expire upon the election of the directors to be elected at the 2015 Annual Meeting. The Board has (upon the recommendation of the Company's Nominating Committee), nominated Fred Bauer, Gary Goode, Pete Hoekstra, James Hollars, John Mulder, Mark Newton, Richard Schaum, Fred Sotok, and James Wallace for election as directors at the Annual Meeting, each to serve a one-year term expiring in 2016.

Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as Proxy voters in the accompanying Proxy will vote for the nominees described above and below. If any of these nominees becomes unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating Committee, in which case the accompanying Proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

A plurality of votes cast by shareholders at the meeting is required to elect directors of the Company under Michigan law. Accordingly, the nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received. Notwithstanding the foregoing, the Company, in response to a shareholder proposal and with the proponent's concurrence with the Company's implementation of the same, amended its Bylaws to provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board of Directors. Each of the nominees has agreed to tender his resignation in writing to the Board if he is not elected by a majority of votes cast. Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating Committee and Board will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors, as of February 19, 2015.

Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2016
Fred Bauer (72) Director since 1981
Mr. Bauer is the Chairman and Chief Executive Officer of the Company, and he has held that position for more than five years. As a founder of the Company, Mr. Bauer offers a vast wealth of knowledge and experience with respect to the Company and the industries in which it operates that only comes with 35 plus years of dedicated service. Mr. Bauer thoroughly understands the Company's industries and has practical experience with the operational, engineering, administrative, and financial aspects of the Company, due to the many roles in which he has served the Company over the years. Mr. Bauer has overseen the Company's increase in market capitalization from approximately $17 million at its initial public offering in 1981 to approximately $5.2 billion as of March 1, 2015. In addition, he is also the named inventor on a number of the Company's patents.

Gary Goode (69) Director since 2003
Mr. Goode is the Chairman of Titan Distribution LLC, an Elkhart, Indiana, company that offers consulting and distribution services related to structural adhesives, and has held that position since 2004. He was previously employed at Arthur Andersen LLP ("Andersen") for 29 years, including 11 years as the managing partner of its West Michigan practice, until his retirement in 2001. He is currently a director and Chairman of the Audit Committee at Universal Forest Products, Inc.
As an audit committee financial expert, Mr. Goode provides the Board with financial reporting and accounting expertise. His many years of public accounting experience provided Mr. Goode the opportunity to work with a great variety of small and large companies, including public companies, in a broad array of industries (including automotive and technology companies). Such experience allows Mr. Goode to provide excellent perspective to the Board. Mr. Goode has affirmatively been identified as an independent director by the Board of Directors and as an audit committee financial expert. He is the Chairman of the Company's Audit and Compensation Committees, and serves on the Company's Nominating Committee.

Pete Hoekstra (61) Director since 2013
Mr. Hoekstra serves as a senior director at Greenberg Traurig LLP in the firm’s Government Law and Policy Group, where he provides business consulting in public policy, Congressional investigations, cyber security and data privacy solutions, government contracts, and government law and strategy. From 2011 to 2014, Mr. Hoekstra served as a senior adviser at Dickstein Shapiro LLP in that firm's Public Policy and Law Practice, providing business consulting. He served in the United States Congress for 18 years, representing Michigan’s 2nd Congressional District from 1993 to 2011, and is in rare company as a former U.S. Congressman with experience as a Fortune 500 business executive. Before his election to Congress, he worked at Herman Miller, Inc. for 15 years, becoming vice president of marketing at the Zeeland, Michigan-based office furniture manufacturer during a period when that company's revenues grew approximately 800%. At Herman Miller, Mr. Hoekstra worked in product development, product management, and dealer development as he rose through the ranks. Mr. Hoekstra provides the Board with a unique blend of expertise and perspective on the global marketplace and public policy implications. Mr. Hoekstra has affirmatively been identified as an independent director by the Board of Directors.

James Hollars (70) Director since 2014
Mr. Hollars has, since 2010, been a member of the Advisory Board of Racemark International, a supplier of high-end floor mats to the global automotive industry with production locations in the United States, Switzerland, and Hungary. He was the Senior Vice President - Sales of the Company from 1999 to 2009. Mr. Hollars has an exceptional understanding of the sales process for suppliers to automotive OEMs, especially in Europe which continues to be an important geographic market for the Company. Mr. Hollars offers the Board unique insight into the decision-making process of automotive customers as regards sourcing. His familiarity with the Company's core business principles and what it takes to work in an entrepreneurial environment allow him to understand the Company more fully. Mr. Hollars has been affirmatively identified as an independent director by the Board.

John Mulder (78) Director since 1992
Mr. Mulder was the Vice President-Customer Relations of the Company from February 2000 to June 2002. Before that, he was Senior Vice President-Automotive Marketing of the Company from September 1998 to February 2000. Prior to September 1998, he was Vice President- Automotive Marketing of the Company for more than five years. Mr. Mulder's overall understanding of the Company's primary industry and intimate knowledge of selling to automotive original equipment manufacturers provides valuable insight to the Board of Directors. His familiarity with the Company's core business principles and close relationship developed over the years with relevant decision makers at the Company's customers offer the Board a valuable perspective. Mr. Mulder has affirmatively been identified as an independent director by the Board of Directors.

Mark Newton (55) Director since 2010
Mr. Newton is Senior Vice President of the Company. He joined the Company in 2004 as Advanced Lighting Developer and has held increasingly challenging management positions since then. He was promoted to: Photonics Engineering Manager in 2005; Vice President of Purchasing and Photonics in 2006; Vice President of Purchasing and Advanced Technology in 2007; Senior Vice President of Electrical Engineering and Purchasing in 2008; and he became an executive officer of the Company that year. He was further promoted to Senior Vice President of Electronics, Purchasing, and North American Sales in 2009 and to Senior Vice President in 2010. Mr. Newton knows and understands the global automotive industry and electronics technologies, in addition to the entrepreneurial culture of the Company and its importance to the past and future success of the Company. Mr. Newton also has significant experience in opto-electronics and LED/lighting. In addition, he is the named inventor on a number of the Company's patents.

Richard Schaum (68) Director since 2011
Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc., a startup company involved in the commercialization of proprietary electric propulsion systems. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, including as Executive Vice President, Product Development, and General Manager of Powertrain Operations. His responsibilities over those years included product development, manufacturing, program management and quality. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President from 2007 to 2008. He is currently a director and a member of the Corporate Governance Committee of BorgWarner, Inc., a publicly-traded company that manufactures and sells technologies for engines and drive trains. He is also on the Board of Directors and is a member of the Audit and Compensation Committees of Sterling Construction, Inc., a heavy civil construction company. Mr. Schaum has extensive executive and management experience at all levels in a Fortune 100 company, and more recent experience with an entrepreneurial start-up company, as well as knowledge of, and interest in, corporate governance matters, gained on the board of a Fortune 500 company. In addition, his technical background and operating experience contribute to the breadth and depth of the Board's interactions and deliberations. Mr. Schaum has been affirmatively identified as an independent director by the Board of Directors. Mr. Schaum serves on the Company's Audit and Compensation Committees.

Frederick Sotok (80) Director since 2000
Mr. Sotok was Executive Vice President and Chief Operating Officer of Prince Corporation (manufacturer of automotive interior parts that was acquired by Johnson Controls in 1996) in the last five years of his employment which began in October 1977 and ended in October 1996. By virtue of Mr. Sotok's former position at a large automotive interior and electronic parts supplier, Mr. Sotok has a thorough understanding of the global automotive industry and the unique challenges faced by automotive suppliers, including both organizational and administrative issues. Mr. Sotok's 17 years of experience in manufacturing management at General Electric also provides the Board of Directors with manufacturing experience to draw upon. Mr. Sotok has affirmatively been identified as an independent director by the Board of Directors and serves on the Company's Audit Committee.

James Wallace (72) Director since 2007
Mr. Wallace is Chairman of the Board of Cranel, Inc., a Columbus, Ohio, company that provides storage, imaging, and information technology services; data storage solutions; document imaging, storage, publishing, and duplication services; and support, to the storage and imaging industry. Previously, he served as President and Chief Executive Officer of Cranel, Inc. for more than five years. His experience in the information technology services industry offers the Board of Directors an understanding of evolving technologies, in addition to manufacturing expertise, especially while operating in an entrepreneurial environment. Mr. Wallace has affirmatively been identified as an independent director by the Board of Directors. Mr. Wallace is the Chairman of the Company’s Nominating Committee and serves on the Company's Compensation Committee. He has been elected Lead Independent Director under the Company's Lead Independent Director Policy.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption "EXECUTIVE COMPENSATION," and all directors and such executive officers as a group. The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2015.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
	Shares Beneficially Owned (1)	Exercisable Options (2)
Fred Bauer	8,103,248	937,520	2.8%
Steve Downing	47,646	20,514	*
Gary Goode	138,000	122,000	*
Pete Hoekstra	34,000 (3)	26,000	*
James Hollars	24,504	14,000	*
Arlyn Lanting	(4)	—	*
Bruce Los	(5)	—	*
Joseph Matthews	23,100	6,300	*
John Mulder	178,104 (6)	38,000	*
Mark Newton	99,924	34,204	*
Kevin Nash	33,910	11,560	*
Richard Schaum	54,000	50,000	*
Frederick Sotok	72,696(7)	45,000	*
James Wallace	91,400	74,000	*
All directors and executive officers as a group (14 persons)	8,900,532	1,379,098	3.0%

* Less than one percent.

(1)	Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.

(2)	This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."

(3)	Includes 500 shares held by Mr. Hoekstra’s wife in an individual retirement account.

(4)	Mr. Lanting's term as a director expired at the 2014 Annual Meeting of Shareholders.

(5)	Mr. Los was no longer an executive officer as of June 16, 2014.

(6)	Includes 60,000 shares held in a trust established by Mr. Mulder's spouse, and Mr. Mulder disclaims beneficial ownership of these shares.

(7)	Includes 348 shares owned by Mr. Sotok’s spouse through a partnership, and Mr. Sotok disclaims beneficial ownership of these shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2014. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	18,012,406	6.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	17,256,160	5.9%

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance set forth in the Gentex Corporation Corporate Guidelines (*) as adopted for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and, in accordance with the Company's Bylaws, may appoint other committees from time to time. Each committee has a written charter. All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the heading "Corporate Governance" on the Company’s internet web site at http://ir.gentex.com. A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.

Each member of the Board of Directors is expected to abide by the Gentex Corporation Board of Directors Attendance and Overboarding Policy (*), including the expectation to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All members of the Board attended the 2014 Annual Meeting of Shareholders. Each of the current members of the Board, including all nominees for the Board, are expected to attend the 2015 Annual Meeting of Shareholders. During 2014, the Board held four Board meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.

Responsiveness to Shareholders

•
The fact that the Company has declassified its Board of Directors and implemented majority voting for directors (in the form of a director resignation Bylaw) in response to shareholder proposals, as well as allowing its shareholder rights plan (poison pill) to expire, demonstrates recent responsiveness to expressed shareholder concerns. In fact, implementation of majority voting for directors (in the form of a director resignation Bylaw) was done with the input and concurrence of the shareholder proponent as to form of adoption of the same.

•	The fact that the Company has implemented a Lead Independent Director Policy (*) also demonstrates its commitment to good corporate governance and ongoing engagement with shareholders.

•	The Company has added a Sustainability section to its website and additional diversity considerations to its director nominating policies in response to suggestions from shareholders.

•
In addition to demonstrating recent responsiveness to shareholder concerns, the Company has historically "put its money where its mouth is" in terms of good corporate governance as demonstrated by its long-term compensation system applicable to executives and employees alike, which ensures that all team members share in financial opportunities and sacrifices by emphasizing stock-based compensation so employees win when shareholders win. The Company does not have any employment agreements as all employees (including executive officers) are at-will and there are no "golden parachutes" or other excessive perquisites.

Lead Independent Director/Independent Directors

•	Under the Company's Lead Independent Director Policy, Mr. Wallace has been elected Lead Independent Director by the Board of Directors independent directors.

•
In addition to acting as a liaison between the independent directors and the Chairman, the Lead Independent Director has such duties and responsibilities as the Board of Directors may assign to him or her, including: presiding at all meetings of the Board at which the Chairman is not present; presiding at all executive sessions of independent directors and the ability to call such meetings; approving all information being sent to the Board, including meeting agendas and board meeting schedules (to ensure enough time for discussion of all agenda items); being available for meetings with major shareholders upon request; and retaining advisors, among others.

•
In accordance with the NASDAQ Stock Market Rules, in order for a director to qualify as "independent," the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board has affirmatively determined a majority of its members are independent, and they include Messrs. Goode, Hoekstra, Hollars, Mulder, Schaum, Sotok, and Wallace. Given the foregoing, a majority of the Board is comprised of independent directors as defined in the NASDAQ Stock Market Rules. In fact, a super majority of Board members are independent.

•	A meeting of the independent directors, separate from management, is an agenda item at each Board of Directors meeting. During 2014, the independent directors met on 5 occasions.

Board of Directors Leadership Structure

•
Fred Bauer has served as Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Company for 35 plus years. The Company’s market capitalization has increased from approximately $17 million at the initial public offering in 1981 to approximately $5.2 billion as of March 1, 2015. As a founder of the Company, Mr. Bauer is uniquely situated to serve as Chairman and CEO, which has been demonstrated by the Company's historical performance.

•
As noted above, the Board also has a Lead Independent Director and the independent members of the Board have as an agenda item, in connection with each Board meeting, the opportunity to meet (and have met on other occasions as well). The Company acknowledges that independent board leadership is important and believes that it is already getting such leadership from its independent directors, which has been bolstered by election of a Lead Independent Director. As such, there is no need at this time to separate the Chairman and CEO roles as a matter of policy (although it could be appropriate to do so in the future).

•
The Company continues to believe it is important that the Board have flexibility to determine the most qualified person to serve as Board Chairman rather than unduly impairing such flexibility with any policy requiring an independent Board Chairman.

•
The Board continues to believe that the Company is fortunate to have Mr. Bauer, a founder of the Company, serve as Chairman of the Board and Chief Executive Officer of the Company, as his 35 plus years of experience makes him the best choice for each of these roles.

•
The Board has also determined that having Mr. Bauer serve in each of these roles has allowed the Company to speak with one voice, avoid the dilution of leadership, and empowered Mr. Bauer to act with determination, all of which have benefited the Company and its shareholders. The Board believes that having the flexibility to choose the Chairman best suited to serve in the future is important as well.

Audit Committee

•	The Company’s Audit Committee currently includes Messrs. Goode (Chairman), Schaum, and Sotok.

•
The Audit Committee met 10 times during the fiscal year ended December 31, 2014. Information regarding the functions performed by the Committee is set forth in the following "Report of the Audit Committee."

•	The Board of Directors has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

•
All Audit Committee members possess the required level of financial literacy and the Board of Directors has determined that at least one member of the Audit Committee, Mr. Goode, meets the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.

•	The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*).

•	The Company’s independent auditors report directly to the Audit Committee.

•
The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.

•
The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called "Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors," which is attached as Appendix A to this Proxy Statement.

•	The Audit Committee has adopted a policy titled "Complaint Procedures for Accounting and Auditing Matters" (*) to enable confidential and anonymous reporting to the Audit Committee.

•
The Audit Committee reviews and approves all related-party transactions in accordance with its Charter. This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee

•	The Company’s Compensation Committee currently includes Messrs. Goode (Chairman), Schaum, and Wallace.

•
The Compensation Committee met 6 times during the fiscal year ended December 31, 2014. The Compensation Committee is responsible for administering the Company’s stock-based incentive plans and supervising other compensation arrangements for executive officers of the Company. Information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."

•
The Board of Directors has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

•	The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*).

•
More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the "Compensation Discussion and Analysis" below.

•
Although the Compensation Committee has authority under its Charter to hire consultants, it has not done so to date and, as such, compensation consultants and other advisors have played no role in determining or recommending the amounts or form of executive officer and director compensation.

•	The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee

•	The Company’s Nominating and Corporate Governance Committee currently includes Messrs. Wallace (Chairman) and Goode.

•
The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2014 (holding other discussions at regularly scheduled Board of Directors meetings, including consideration of potential candidates for nomination to the Board). The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company’s Board and met in February 2015 in accordance with such responsibilities. This Committee added corporate governance responsibilities as of February 2015.

•
The Board of Directors has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.

•	The Nominating and Corporate Governance Committee operates pursuant to the Gentex Corporation Nominating and Corporate Governance Committee Charter (*).

•
The Nominating and Corporate Governance Committee has adopted certain procedures contained in a document called "Selection Process for Board Candidates" (*) to consider candidates for director nominations. Generally, for each election of directors the Chair of the Nominating and Corporate Governance Committee identifies candidates with support of the other committee member(s), other board members, and management, as needed. Candidates that meet the established criteria are identified and presented to the entire Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then conduct interviews and reviews, as appropriate and necessary. The Nominating and Corporate Governance Committee then meets to consider and approve the most qualified candidates so it can make its recommendation to the full Board of Directors.

•
The Nominating and Corporate Governance Committee has established the minimum qualifications for candidates, which are contained in a document called "Position Profile: Member of the Board of Directors" (*). Those required qualifications include: working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members. The Position Profile also sets forth other desirable experience and qualifications, including gender, race, ethnic, and country of origin diversity.

•	The Nominating and Corporate Governance Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.

•
The Nominating and Corporate Governance Committee has not, to date, received any potential director candidates for nomination from any shareholder that beneficially owns more than five percent of the Company's common stock.

•
The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and shareholders. If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2016 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464. Any such nominations should be received by the Chairman of the Nominating and Corporate Governance Committee by no later than December 11, 2015, to allow adequate time for consideration of the nominee. Other nominations by shareholders for any directorship may be submitted to the Board of Directors by written notice as set forth in the Company’s Restated Articles of Incorporation and Bylaws, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.

•
In accordance with the above-referenced Selection Process for Board Candidates and the Position Profile, the independent directors approved the slate of nominees standing for election at the 2015 Annual Meeting of Shareholders, and recommended the same to the entire Board of Directors.

•	The Nominating and Corporate Governance Committee now has corporate responsibilities as delegated by the Board of Directors.

Codes

•
The Board of Directors has adopted a "Code of Ethics for Certain Senior Officers" (*) that applies to the Company’s chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.

•	The Company has also adopted a "Code of Business Conduct and Ethics" (*). This Code applies to all directors, officers and employees of the Company.

•	No waivers of either of the foregoing codes have occurred to date.

Shareholder Communication with Members of the Board of Directors

•
You may contact any of our directors by writing them: Board of Directors, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464. Employees and others who wish to contact the Board or any member of the Audit Committee may do so anonymously, if they wish, by using this address. Such correspondence will not be screened and will be forwarded in its entirety.

Personal Loans to Executive Officers and Directors

•
The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

Director and Executive Officer Stock Transactions

•
Under the regulations of the Securities and Exchange Commission (SEC), directors and executive officers are required to file notice with the SEC within two (2) business days of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s web site under "SEC Filings" at http://ir.gentex.com.

Risk Oversight

•
While the Board of Directors oversees risk management, management of the Company is charged with managing risk through appropriate internal processes and internal controls. On behalf of the Board, the Audit Committee oversees Company risk policies and procedures relating to its financial statements and financial reporting processes, cyber risks, credit risks, and liquidity risks. Further, in accordance with the Audit Committee Charter, the Audit Committee periodically discusses with management the Company's risk assessment and risk management and steps taken by management to control and mitigate risk exposure (other than risks arising from the Company’s compensation policies and practices, which are overseen by the Compensation Committee on behalf of the Board). Such discussions with management and the independent auditors address significant risks, exposures, and judgments as well as steps taken by management to address them. The Audit Committee and the Compensation Committee, respectively, report to the Board periodically with respect to such topics. This oversight does not necessarily have any material effect on the Company's leadership structure. The Board also annually reviews the Company’s various insurance coverages.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Charter, which the Board has adopted and is available on the Company's website. The Audit Committee reviews this Charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Pursuant to a meeting of the Audit Committee on February 18, 2015, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2015, and has submitted the same to the shareholders for ratification at the Annual Meeting.

This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:     Gary Goode, Chairman
Richard Schaum
Fred Sotok

February 18, 2015

Compensation Committee Report

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board in discharging its responsibilities related to compensation of the Company's executives. The Compensation Committee's function is more fully described in its Charter, which the Board has adopted and is available on the Company's website. The Compensation Committee reviews its Charter on an annual basis, recommending changes to the Board when and as appropriate. The Compensation Committee is comprised of three members, each of whom the Board has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to a meeting of the Compensation Committee held on February 18, 2015, the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2014, and this Proxy Statement, for filing with the Securities and Exchange Commission.

This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee:    Gary Goode, Chairman
Richard Schaum
James Wallace

February 18, 2015

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Overview of Our Compensation System

The Primary Objectives Are:

• create and maintain an entrepreneurial culture
• motivate employees to:
- continue technical developments
- improve customer satisfaction
• create and maintain teamwork (all salaried employees subject to the same system)

The Elements Comprise:

• base salary
• bonuses
• stock-based incentives

What We Do:

•	emphasize stock-based incentives, essentially tying pay to performance as significant amounts of potential pay are not guaranteed
• current pay (salary and bonus) predicated on competitive circumstances, but historically has been relatively low in favor of stock-based compensation
• stock-based compensation intended to align executive and employee interests with the interests of our shareholders (appropriately structured so as to not encourage inappropriate risk taking)

What We Do Not Do:

• no employment agreements as all employees (including executive officers) are at-will
• no "golden parachute" or other change-in-control severance agreements
• no excessive perquisites
• no pension or deferred compensation arrangements
• no option repricing
• no trading of listed options or shorting of Company stock
• no use of Company shares as collateral for margin trading or covered calls

Responsibilities

Compensation Committee. The Compensation Committee of our Board of Directors is appointed to assist our Board in discharging its responsibilities relating to the compensation of our executives. The Compensation Committee:

• is comprised of three directors, each of whom has been determined by our Board to be independent under applicable standards and none of whom receive any consulting, advisory, or other compensation fee (other than fees for service as Board or committee members);
• operates under and in accordance with the written Compensation Committee Charter; and
• has a chair that sets meeting agendas and the calendar for meetings.

The Chief Executive Officer and other members of management attend meetings of the Compensation Committee at the request of the Committee. The Compensation Committee does, however, meet in executive session as appropriate. The Compensation Committee has the authority to engage outside consultants and advisors to advise the Committee with respect to compensation of executives, in its discretion, but has not done so to date.

Board of Directors. The Board of Directors has responsibility to annually assess our director compensation program. Members of management attend meetings of the Board at the Board's request, but the Board meets in executive session when required.

Role of Executives in Establishing Compensation

While the Compensation Committee is responsible for recommending CEO and other executive officer compensation to the Board of Directors for approval in accordance with the Compensation Committee Charter, the CEO in particular provides input and makes recommendations to the Compensation Committee with respect to compensation decisions for non-CEO executive officers. In fact, the CEO (along with management) is primarily responsible for making compensation decisions for our other employees within guidelines established by the Compensation Committee. The Compensation Committee does, however, review and approve all stock-based awards. Since the Compensation Committee and the entire Board recognize that the CEO and other executive officers have the greatest opportunity to influence our performance, our Compensation Committee concentrates its efforts on establishing proper rewards and incentives for executive officers. This structure provides our CEO and executive officers the freedom to influence and motivate our employees to positively impact our Company performance within the guidelines established by the Compensation Committee.

Compensation Committee Activity

During fiscal year 2014, the Compensation Committee met 6 times and also met in February of 2015 to approve the Compensation Committee Report included in the Proxy Statement. Included in the activities of the Compensation Committee was a review of each element of compensation payable to named executive officers, as well as the total compensation payable to them, by use of an executive officer equity compensation tally sheet (including stock appreciation). These tally sheets help reflect compensation for a certain number of previous years so that compensation decisions of the Compensation Committee and the Board can be placed in the appropriate context.

Consistency

The global financial crisis, among other circumstances, prompted a shift in attitudes with regard to executive pay, as demonstrated by changing pay practices and certain requirements of the Dodd-Frank Act. The Company, however, has not wavered from its compensation philosophy and has maintained consistency in the entirety of its compensation program structure and features which are intended to align the interests of executives and employees with those of our shareholders.

Objectives of Compensation Program

Compensation Philosophy. Our compensation program is comprised of three fundamental elements:

• base salary;
• bonuses; and
• stock-based incentives.

These elements are intended to reflect our cultural emphasis on all team members sharing in the financial opportunities and sacrifices at our Company, just as our shareholders do and are intended and structured to avoid encouraging excessive and unnecessary risk taking. The compensation program is designed in light of our desire to maintain an entrepreneurial culture and to incentivize desired performance and growth. The elements of compensation are utilized to accomplish several objectives, including:

• attract, motivate, and retain management personnel;
• encourage continued technical development and improve customer satisfaction;
• stay competitive for talent;

•	encourage and reward individual achievement as well as overall Company performance; and
• focus on long-term performance (to align the interests of our team with the interests of our shareholders and so as not to encourage inappropriate risk taking).

The compensation program is available to all of our salaried employees generally and in operation provides for the same method of allocation of benefits between executive and non-executive participants. Our compensation program is reviewed and compared to market periodically, though it has not changed significantly in a number of years due to the fact it has continued to accomplish its objectives. Ingenuity of our employees, employee turnover, employee morale, ability to hire, and individual and Company performance are important factors in determining whether our compensation program is consistent with our philosophy and is meeting its objectives. No changes to our compensation system were made this past year based on the determination that our compensation system continues to accomplish its objectives.

Compensation Elements in General

As noted above, the compensation program is comprised of three fundamental elements: (1) base salary; (2) bonus; and (3) stock-based incentives.

Base Pay. Base compensation for executive officers is predicated primarily on:

• competitive circumstances for managerial talent; and
• positions reflecting comparable responsibility.

Historically, base salaries for our employees have been relatively low, and stock-based compensation has received more emphasis to encourage and implement our entrepreneurial culture. A variety of factors are considered concerning executive officer compensation which are discussed in more detail below.

Bonuses. Bonus compensation is comprised of two elements:

• payments under our Profit-Sharing Bonus Plan; and
• discretionary performance bonuses.

All of our full-time employees, including the CEO and other executive officers, are eligible to share in our Profit-Sharing Bonus Plan after they have completed one full calendar quarter in our employ. A percentage of pre-tax income, in excess of an established threshold for shareholder return on equity is distributed quarterly to eligible employees under this plan. During 2014, this Profit-Sharing Bonus Plan paid approximately $37.3 million to approximately 4,000 employees. In addition, discretionary performance bonuses may be awarded to various managerial and technical employees, including named executive officers, based on individual performance and our overall performance.

Stock-Based Compensation. Stock-based compensation is intended to align the interests of shareholders and executives and other employees by making our executives and other employee shareholders in a meaningful amount. We attempt to foster and maintain an entrepreneurial culture that seems to work best when our employees are owners and, therefore, win when our shareholders win. History and the current climate have confirmed for us that stock-based compensation provides appropriate incentives to incent long-term performance and is also a good retention tool. Stock-based compensation includes:

• stock options; and
• restricted stock.

Stock options are granted under our existing Employee Stock Option Plan and restricted stock is granted under our Second Restricted Stock Plan, each of which has been approved by our shareholders. The Second Amendment to the Second Restricted Stock Plan is being presented for approval by the shareholders at the 2015 Annual Meeting of Shareholders. Our stock-based incentives vest over time to encourage our employees to take a long-term perspective.

Details of Compensation Program Design

The fundamental elements of our compensation program allow compensation to be impacted by our overall performance and by individual performance as well.

Impact of Performance on Compensation

Each year, the Compensation Committee undertakes a CEO performance review which involves a multi-step process. First, the entire Board of Directors evaluates CEO performance on a variety of factors including:

• leadership;
• strategic planning;
• financial results;
• succession planning;
• human resources/diversity;
• communications with the Board, management, employees, and shareholders;
• external relations; and
• Board relations.

The Compensation Committee gathers the results of this evaluation. The Compensation Committee then considers these evaluations and discusses the same with the CEO. Based on the foregoing, the Compensation Committee then makes CEO compensation recommendations to the entire Board of Directors. Pursuant to this process, the CEO's base salary, discretionary performance bonus, and stock-based awards are determined and approved by the Board. Evaluations are also undertaken for non-CEO executive officers. Through these evaluation processes, the Compensation Committee and the Board can exercise positive or negative discretion concerning compensation decisions. Evaluations of our employees take place on or about the employee's anniversary date of employment. Specific performance targets are not used as we have found that emphasizing stock-based compensation has not required them.

Instead, the Compensation Committee considers the foregoing factors in varying degrees. In its 2014 review of CEO performance which occurred in August 2014, the Compensation Committee and the Board highlighted positive reviews with respect to financial results and external relations (including customer and community relations). Succession planning and Board relationships were also covered in the 2014 CEO performance review. A variety of factors were considered by the Compensation Committee and the Board of Directors in determining CEO compensation.

Specifics on Elements of Compensation for 2014

Tables. The "Summary Compensation Table for 2014" shows the base salary, bonuses, stock awards, stock option awards and other compensation for each of our named executive officers. Total compensation for each applicable named executive officer is also reflected in that Table. The "Grants of Plan-Based Awards for 2014" Table demonstrates our emphasis on stock-based compensation. The "Outstanding Equity Awards at Fiscal Year-End December 31, 2014," Table and the "Option Exercises and Stock Vested for 2014" Table further demonstrate the aligning of our executive officers' interests with those of our shareholders. We continue to believe these compensation elements and the mix of these elements are appropriate for the Company given its culture, performance, industry, and current opportunities and challenges.

Base Salary.    The base salaries for our named executive officers are set forth in the "Summary Compensation Table for 2014." The Company approved guidelines for 2014 that salaried employees, including executive officers, were eligible for an increase in base salary of up to 4 percent per year for performance alone, and up to 10 percent per year total if increased responsibilities are undertaken (or, potentially more in the case of a promotion). These guidelines have been left in place for 2015.

• For 2014, our CEO received a 3 percent increase in base pay, based on Company guidelines of 0-4 percent.   However, Mr. Newton received a 15 percent increase in base pay due to an increase in responsibilities; Mr. Downing received a 25 percent increase in base pay due to an increase in responsibilities; Mr. Nash received a 16 percent increase in base pay due to an increase in responsibilities and Mr. Matthews received a 14 percent increase in base pay due to an increase in responsibilities.
• Increases were predicated largely on financial performance of the Company during the previous twelve months. The qualitative factors included above in the review of CEO performance also impacted other executive officer compensation determinations.
• Base salaries for executives still remain relatively low as stock-based compensation is emphasized, consistent with the Company's entrepreneurial culture.

Bonuses. Profit-Sharing Bonuses, in accordance with the above-described formula, and discretionary performance bonuses for named executive officers are also set forth in the "Summary Compensation Table for 2014." The Company has approved a guideline such that employees, including executive officers, are eligible for discretionary performance bonuses of up to 50 percent of base salary (or, potentially more, in the case of exemplary performance), based on individual and Company performance as determined in the evaluation process.

• CEO 2014 discretionary bonus - $0.
• Other Executive Officer 2014 discretionary bonuses – 15% to 38%.

Discretionary bonuses reflect our Compensation Committee's and Board of Directors' positive and negative discretion. As noted, the Compensation Committee and the Board generally prefer to emphasize stock-based compensation for the CEO, which is evidenced by the CEO not receiving a discretionary bonus in 2014, 2013, or 2012.

Stock-Based Compensation. Our named executive officers are also eligible to receive grants of stock options under our Employee Stock Option Plan and grants of restricted stock under our Second Restricted Stock Plan. The Company has approved guidelines so that stock option awards up to an established percentage may be made under our Employee Stock Option Plan and restricted stock awards of up to an established percentage may be made under our Second Restricted Stock Plan, which guidelines in operation provide for the same method of allocation of benefits between executive and non-executive participants. During 2014:

• CEO –130,000 pre-split stock option shares granted;
• Other Executive Officers – 4,710 to 23,870 pre-split stock option shares granted; and
• Restricted Stock Awards of 4,000 shares, and 6,000 pre-split shares

These awards are predicated on both individual and company performance, while creating incentives to help achieve our long-term goals and align employee interests with those of our shareholders. In particular, in the case of our CEO, the Compensation Committee prefers stock option grants to the CEO rather than more significantly increasing base pay and discretionary bonuses to a level that would be more commensurate with the market for chief executive talent. In light of the fact that our CEO's base pay is relatively low, and the fact that he received no discretionary bonus or restricted stock award, along with the Company's emphasis as stock-based compensation, our CEO was granted the foregoing stock option award in 2014, which will only benefit him if our shareholders benefit as well. While the variability of these compensation decisions among our executive officers demonstrates discretion with respect thereto, it also demonstrates how important it is to our culture for all our salaried employees to be compensated within the same parameters.

Our Employee Stock Option Plan, as amended and restated, makes stock options generally available to all of our salaried employees. All options, including those granted to named executive officers, are granted to employees around the end of the quarter in which their anniversary date of employment occurs at scheduled meetings of the Compensation Committee (except in the case of CEO stock option grants, which are done when approved by the entire Board of Directors). Stock options are only granted at their fair market value on the date of Compensation Committee meetings with all such grants being reviewed and approved by the Compensation Committee (except CEO stock option grants, which are only granted at their fair market value on the date approved by the entire Board). Generally, stock option awards to officers have a seven-year term and become exercisable (as long as employment continues), for 20 percent of the shares on each anniversary of the grant date commencing on the first anniversary of the grant date, although a five-year term might be used in order to accommodate certain circumstances. Stock options for other employees generally carry a five- to seven-year term and similarly vest over time. Restricted stock awards are granted at the discretion of the Compensation Committee at scheduled meetings of the Compensation Committee. Generally, grants of restricted stock to eligible employees, including executive officers, are considered once every three years for each eligible employee. Usually, these share grants are restricted for five years from the date of grant, and as such are viewed as an important retention tool (especially in light of the Company's historically low base salaries). Dividends are paid on restricted shares so granted if, and to the extent, we pay dividends on our common stock. The vesting schedules associated with stock option and restricted stock awards, in part, discourage excessive and unnecessary risk-taking (especially when considered in connection with the stock ownership guidelines for executive officers).

Other Compensation. All other compensation for named executive officers set forth in the Summary Compensation Table for 2014 includes "matching" contributions by the Company pursuant to our 401(k) plan, restricted stock dividends, the personal use of automobiles by certain executive officers, and certain costs associated with the personal use of Company aircraft, as detailed in the notes to the Summary Compensation Table. Also, membership fees at a local country club are paid as detailed in the notes to the Summary Compensation Table. We make available to our executives Company aircraft for personal use, provided it does not conflict with any business purpose for the aircraft. All executives are assessed the value of the incremental costs of personal use of Company aircraft. The cost to the Company related to personal use of Company aircraft is calculated using the SIFL (Standard Industry Fare Level) rates as outlined by the IRS in accordance with Treasury Regulation Section 1.61-21 (Taxation of fringe benefits). Certain costs associated with the personal use of Company aircraft are considered a taxable fringe benefit as reflected in the notes to the Summary Compensation Table for 2014. For tax purposes, the additional income that is considered a taxable fringe benefit is subject to income inclusion as reflected in the notes to the Summary Compensation Table for 2014.

We do not generally utilize any employment agreements (and no employee currently has a written employment agreement) as it has been our practice that all employees, including the CEO and other executive officers, serve the Company on an at-will basis. Similarly, we do not have any "golden parachute" agreements or contracts with current employees that guarantee severance payments or any kind of deferred compensation arrangements or other pensions.

Director Compensation

Our Board of Directors has responsibility for periodically assessing our director compensation program.

Each director who was not an employee of the Company receives:

• $12,000 annual directors' retainer fee ($3,000 per quarter);
• $1,750 for each Board meeting attended;
• $1,250 for each Committee meeting attended; and
• An option to purchase 7,000 shares of our common stock.

The Lead Independent Director receives an additional retainer fee in the amount of $10,000. The Chairmen of our Compensation and Audit Committees also received an additional retainer fee in the amount of $5,000 for each committee. The non-employee directors annual option to purchase 7,000 shares of our common stock is at a price per share equal to the closing price of our stock on the NASDAQ on the date of each annual meeting of shareholders in accordance with our shareholder approved 2012 Amended and Restated Non-employee Director Stock Option Plan, as amended. See the Director Compensation Table for 2014. Like executives, Board members may make personal use of Company aircraft if such use does not conflict with any business purpose for the aircraft. The cost to the Company related to such personal use by directors is calculated using SIFL (Standard Industry Fare Level) rates as discussed above. We believe this director compensation to be reasonable and appropriate.

Stock Ownership

The Company has adopted Stock Ownership Guidelines (*) providing that executive officers should own three times their annual salaries in Company common stock and directors should own two times their annual director fees in Company common stock. As noted above, such guidelines help discourage excessive and unnecessary risk-taking in the context of the Company’s emphasis on stock-based compensation.

Impact of Regulatory Requirements

In making compensation design and award decisions, we have considered the ability to deduct compensation in accordance with Internal Revenue Code Section 162(m). We have also considered the impact of Section 16 of the Securities and Exchange Act of 1934 and rules promulgated thereunder. Since we do not have a deferred compensation plan, consideration of the impact of Internal Revenue Code Section 409A in compensation design and award decisions has not been significant. We have also in the past undertaken certain actions disclosed in our SEC filings with respect to the impact of expensing stock-based awards (including stock options) under FASB ASC Topic 718. The executive compensation disclosure rules applicable to annual reports and proxy statements with respect to the disclosure of compensation-related risks for all employees, certain matters related to compensation consultants, reporting of equity awards in the Summary Compensation table, and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act related to compensation have had no material impact on our decisions regarding compensation. The shareholder advisory vote on named executive officer compensation occurring this year, as well as future shareholder advisory votes on named executive officer compensation will be considered by the Compensation Committee and Board of Directors in making future compensation decisions.

Conclusion

We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our named executive officers and to our directors during 2014 are reasonable, appropriate, and in the best interests of our Company and our shareholders. That determination is based on a continuation of our compensation philosophy and practices which we believe align both the short-term and long-term interests of our employees with those of our shareholders. It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an entrepreneurial environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2014.

Summary Compensation Table for 2014
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	(3) All Other Compensation ($)	Total ($)
Fred Bauer, Chairman and CEO	2014	496,513	119,097	—	1,224,080	—	—	93,902	1,933,592
	2013	479,960	103,368	—	1,081,769	—	—	43,672	1,708,769
	2012	464,031	80,727	—	830,675	—	—	213,095	1,588,528
Mark Newton, Senior Vice President	2014	362,592	150,539	—	171,721	—	—	30,820	715,672
	2013	296,861	132,426	127,300	165,059	—	—	19,953	741,599
	2012	257,040	94,661	229,000	94,531	—	—	13,051	688,283
Steve Downing, Vice President – Finance and CFO	2014	193,209	116,569	—	80,933	—	—	28,140	418,851
	2013	134,057	96,817	229,140	68,458	—	—	8,207	536,679
Kevin Nash, Vice President – Accounting and CAO	2014	149,827	68,953	160,620	52,732	—	—	28,513	460,645
Joseph Matthews, Vice President – Purchasing	2014	133,121	51,883	107,080	40,205	—	—	14,428	346,717
Bruce Los,- Former Senior Vice President	2014	154,498	28,807	—	—	—	—	19,120	202,425
	2013	210,028	58,156	—	129,576	—	—	18,934	416,694
	2012	198,347	44,477	138,375	74,501	—	—	13,404	469,104

(1)    For each outstanding restricted stock award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company’s Annual Report (Footnote 5) for the years ended December 31, 2014, 2013 and 2012 for the assumptions made in the valuation of restricted stock. The actual number of restricted shares granted is shown in the "Grants of Plan-based Awards for 2014 table included in this Proxy Statement. Assuming continued employment with the Company, restrictions on shares lapse upon expiration of five years from date of grant. Dividends are and will be paid on the shares if, and to the same extent, paid on the Company's common stock. Executive officers are eligible to receive restricted stock awards at the discretion of the Compensation Committee in accordance with the Restricted Stock Plan.

(2)    For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company’s Annual Report (Footnote 5) for the years ended December 31, 2014, 2013, and 2012 for the assumptions made in the valuation of stock options. The actual number of stock options granted is shown in the "Grants of Plan-based Awards for 2014" table included in this Proxy Statement.

(3)    Other compensation includes the sum of restricted stock dividends and "matching" contributions by the Company pursuant to its 401(k) Plan. In addition, other compensation includes the use of Company automobiles for Messrs. Bauer, Newton, Matthews and Los pursuant to the Company's policy for use of such vehicles and membership fees at a local country club for Mr. Bauer and Mr. Downing. Other compensation for Messrs. Bauer, Downing and Nash also includes certain costs associated with the personal use of Company aircraft which is subject to income inclusion as a taxable fringe benefit. The Company makes Company aircraft available to the executives when personal use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the SIFL (Standard Industry Fare Level) rates published by the IRS in accordance with Treasury Regulation Section 1.61-21 (Taxation of fringe benefits).

(4)    As disclosed in previously filed Form 8-K's, Mr. Downing became an executive officer effective May 17, 2013, Mr. Nash became an executive officer effective June 16, 2014, Mr. Los was no longer an executive officeer as of June 16, 2014, and Mr. Matthews became an executive officer effective July 22, 2014.

Grant of Plan-Based Awards

The following table discloses the actual number of restricted stock awards and stock options granted and the grant date of those awards. It also captures potential future payouts under the Company's nonequity and equity incentive plans. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Grants of Plan-Based Awards for 2014
Name	(1) Grant Date	Estimated Future Payouts Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	(2) All Other Option Awards: Number of Securities Underlying Options (#)	(3) Exercise or Base Price of Option Awards ($/Sh)	(4) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Fred Bauer	8/20/2014	—	—	—	—	—	—	—	260,000	14.69	1,224,080
Mark Newton	9/30/2014	—	—	—	—	—	—	—	47,740	13.39	171,721
Steve Downing	9/30/2014	—	—	—	—	—	—	—	22,500	13.39	80,933
Kevin Nash	9/30/2014	—	—	—	—	—	—	12,000	14,660	13.39	213,352
Joseph Matthews	3/28/2014	—	—	—	—	—	—	—	9,420	15.41	40,205
Joseph Matthews	9/30/2014	—	—	—	—	—	—	8,000	—	—	107,080
Bruce Los		—	—	—	—	—	—	—	—	—	—

(1)     The Grant Date is the date the Compensation Committee met to approve the grants or when the Compensation Committee's recommendation was approved by the entire Board of Directors in the case of Mr. Bauer.

(2)    The option grants for Messrs. Bauer, Newton, Downing and Nash are seven-year options that become exercisable, as long as the employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. The option grant for Mr. Matthews is a five-year option that becomes exercisable, as long as the employment with the Company continues, for 25 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date.

(3) The exercise price was the closing price of the stock on the date the Compensation Committee met to approve the option grants or as of the day when the Compensation Committee's recommendation was approved by the entire Board of Directors in the case of Mr. Bauer. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(4) Stock option grant date fair values are based on the Black-Scholes option valuation model in accordance with FASB ASC Topic 718. Restricted stock awards represent the aggregate value at the date of grant for shares of common stock awarded under the Company’s Second Restricted Stock Plan. See the Company’s Annual Report (Footnote 5) for the year ended December 31, 2014, for the assumptions made in the valuation of stock options.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2014, for the named executive officers. It also shows restricted stock awards not yet vested as of December 31, 2014. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2014
	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	(1) Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fred Bauer	216,000	—	—	8.05	8/14/2015	—	—	—	—
	228,000	—	—	7.25	8/13/2016	—	—	—	—
	191,520	47,880	—	9.12	8/12/2017	—	—	—	—
	150,000	100,000	—	12.35	8/11/2018	—	—	—	—
	100,000	150,000	—	9.12	8/16/2019	—	—	—	—
	52,000	208,000	—	11.28	8/15/2020	—	—	—	—
	—	260,000	—	14.69	9/20/2021	—	—	—	—
	937,520	765,880	—			—	—	—	—
Mark Newton	5,568	—	—	7.13	9/28/2016	—	—	—	—
	—	—	—	—	9/27/2017	26,520	479,216	—	—
	6,144	6,144	—	9.76	9/30/2017	—	—	—	—
	—	—	—	—	9/27/2018	10,000	180,700	—	—
	6,576	13,152	—	12.48	9/29/2018	—	—	—	—
	7,236	21,708	—	8.64	9/27/2019	—	—	—	—
	8,680	34,720	—	12.80	9/30/2020	—	—	—	—
	—	47,740	—	13.39	9/30/2021	—	—	—	—
	34,204	123,464	—			36,520	659,916	—	—
Steve Downing	6,300	—	—	9.76	9/30/2015	—	—	—	—
	6,614	2,206	—	12.48	9/29/2016	—	—	—	—
	—	—	—	—	9/27/2017	8,000	144,560	—	—
	—	—	—	—	9/27/2018	18,000	325,260	—	—
	4,000	6,000	—	8.64	9/27/2019	—	—	—	—
	3,600	14,400	—	12.80	9/30/2020	—	—	—	—
	—	22,500	—	13.39	9/30/2021	—	—	—	—
	20,514	45,106	—			26,000	469,820	—	—
Kevin Nash	2,610	—	—	9.76	9/30/2015	—	—	—	—
	2,740	2,740	—	12.48	9/29/2016	—	—	—	—
	2,880	5,760	—	8.64	9/27/2017	4,320	78,062	—	—
	—	—	—	—	9/27/2018	6,000	108,420	—	—
	3,330	9,990	—	12.80	9/30/2018	—	—	—	—
	—	—	—	—	9/30/2019	12,000	216,840	—	—
	—	14,660	—	13.39	9/30/2021	—	—	—	—
	11,560	33,150	—			22,320	403,322	—	—
Joseph Matthews	—	—	—	—	3/31/2015	4,000	72,280	—	—
	6,300	2,100	—	15.13	3/31/2016	—	—	—	—
	—	4,280	—	12.23	3/29/2017	—	—	—	—
	—	6,736	—	10.12	3/27/2018	—	—	—	—
	—	—	—	—	3/27/2018	4,800	86,736	—	—
	—	9,420	—	15.41	3/28/2019	—	—	—	—
	—	—	—	—	9/30/2019	8,000	144,560	—	—
	6,300	22,536	—			16,800	303,576	—	—
Bruce Los	—	—	—			—	—	—	—

(1)    These options become exercisable, as long as employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. Mr. Downing has 12,914 five-year options that become exercisable, as long as employment with the Company continues, for 25 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. These options were granted to Mr. Downing before he became an executive officer of the Company. Mr. Matthews has 28,836 five-year options that become exercisable, as long as employment with the Company continues, for 25 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. These options were granted to Mr. Matthews before he became an executive officer of the Company. Mr. Nash has 30,050 five-year options that become exercisable, as long as employment with the Company continues, for 25 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date. These options were granted to Mr. Nash before he became an executive officer of the Company.

(2)    The exercise price was the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board of Directors in the case of Mr. Bauer. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(3)    Assuming continued employment with the Company, restrictions on shares lapse upon the expiration of five years from the date of grant. Dividends are and will be paid on these shares if, and to the same extent, paid on the Company's common stock.

(4)	Represents the aggregate market value as of December 31, 2014, for shares of common stock awarded under the Company's Second Restricted Stock Plan.

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options during the fiscal year ended December 31, 2014, by the following executive officers. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Option Exercises and Stock Vested for 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fred Bauer	206,000	808,550	—	—
Mark Newton	69,348	369,952	20,400	282,703
Steve Downing	3,500	27,006	4,000	55,432
Kevin Nash	13,456	63,422	3,600	49,889
Joseph Matthews	6,384	30,178	—	—
Bruce Los	88,320	478,964	—	—

The Company has not adopted any long-term incentive plan, defined benefit or actuarial plan, or non-qualified deferred compensation plan, as those terms are defined in applicable laws, rules, and regulation promulgated by the Securities and Exchange Commission. The Company does not have any contracts with its named executive officers linked to a change in control of the Company other than with respect to vesting certain restricted stock or stock option awards which provisions are applicable to all employees receiving such awards.

DIRECTOR COMPENSATION

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2014. The information contained in this table is based on the 2 for 1 common stock split effected as of December 31, 2014 in the form of a 100% stock dividend.

Director Compensation for 2014
Name	(1) Fees Earned or Paid in Cash ($)	Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Gary Goode	54,000	—	67,662	—	—	—	121,662
Pete Hoekstra	21,500	—	67,662	—	—	—	89,162
Jim Hollars	12,500	—	67,662	—	—	—	80,162
Arlyn Lanting	12,000	—	—	—	—	—	12,000
John Mulder	20,250	—	67,662	—	—	—	87,912
Richard Schaum	41,500	—	67,662	—	—	—	109,162
Fred Sotok	31,000	—	67,662	—	—	—	98,662
Jim Wallace	46,500	—	67,662	—	—	—	114,162

(1) Directors who are employees of the Company receive no compensation for services as a director. Directors who are not employees of the Company receive a director's retainer in the amount of $12,000 per year ($3,000 per quarter) plus $1,750 for each meeting of the Board attended and $1,250 for each committee meeting attended. Directors who chair the Compensation Committee and/or the Audit Committee each receive an additional retainer fee in the amount of $5,000 per year. The Lead Independent Director receives an additional annual retainer fee in the amount of $10,000 as well.

(2) Immediately following each Annual Meeting of Shareholders non-employee directors are entitled to receive an option to purchase 7,000 shares of the Company's common stock at a price per share equal to the closing price of the Company's stock on NASDAQ on that date. Each option has a term of ten years and becomes exercisable in full six months after the date of grant. For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company’s Annual Report (Footnote 5) for the years ended December 31, 2014, 2013, and 2012 for the assumptions made in the valuation of stock options.

(3) The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the SIFL (Standard Industry Fare Level) rates published by the IRS in accordance with Treasury Regulation Section 1.61-21 (Taxation of fringe benefits).

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2014:

Executive Compensation Plan Summary
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	19,787,372	11.95	21,744,464
Equity Compensation Plans not approved by Shareholders	—	—	—
Total	19,787,372	11.95	21,744,464

Compensation Committee Interlocks and
Insider Participation

The Compensation Committee, which includes Messrs. Goode (Chairman), Schaum, and Wallace, is currently comprised solely of members of the Company’s Board of Directors who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives for executive officers.

CERTAIN TRANSACTIONS

The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter. The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters. In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related-party transactions. The approval of the Audit Committee is required for related-party transactions.

Since 1978, prior to the time the Company became a publicly held corporation, the Company has leased a building that previously housed its main office, manufacturing and warehouse facilities, and currently houses production operations for the Company’s fire protection products. The lessor for that building is G & C Associates, a general partnership, and nearly all of the partnership interests in G & C Associates are held by persons related to Fred Bauer. The lease is a "net" lease, obligating the Company to pay all expenses for maintenance, taxes, and insurance, in addition to rent. During 2014, the rent paid to this partnership was $52,153, and the rent for the current fiscal year is the same (as it has been for a number of years). The Board of Directors believes that the terms of this lease are at least as favorable to the Company as could have been obtained from unrelated parties.

The Company is highly selective, and hires new employees based upon merit. Employees may also be eligible for certain other benefits which are similarly available on no less favorable terms to other employees of the Company at the same level and pay rate. Family members of any employee are not discouraged from seeking employment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee and Board of Directors have selected, and submits to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2015. The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2014	2013
Audit Fees	$342,700	$348,700
Audit-Related	$—	69,600
Tax Fees	$15,200	263,867
All Other	$—	—
Total	$357,900	$682,167

Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, timely quarterly reviews, foreign statutory audits and consultations concerning accounting matters associated with the annual audit. Audit-related fees principally include due diligence in connection with acquisitions. Tax fees principally consist of fees for tax advice and due diligence in connection with acquisitions. All non-audit services, including those indicated above, are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement.

The quality of the staff of Ernst & Young LLP, historical and current performance, expertise in the Company's industries, reasonableness of fees, and independence are all factors that went into the Audit Committee's decision to select Ernst & Young LLP as the Company's independent auditors. Although ratification of the independent auditors by the Company’s shareholders is not legally required, our Audit Committee and Board of Directors believes that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee. Accordingly, you may vote on the following resolution at the 2015 Annual Meeting of Shareholders:

RESOLVED, that Ernst & Young LLP be and hereby is ratified to serve as the independent auditors of the Company for the fiscal year ended December 31, 2015.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ended December 31, 2015.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the detail under the Compensation Discussion and Analysis, the Company's compensation system is intended to create and maintain an entrepreneurial culture; motivate employees to continue technical developments and improve customer satisfaction; and create and maintain teamwork (as all salaried employees are subject to the same system). The Company’s current pay (salary and bonus) has, historically, been relatively low, in favor of stock-based compensation. The Company believes that by emphasizing stock-based incentives, the interests of our named executive officers (and all salaried employees) are aligned with the interests of our shareholders, while remaining appropriately structured so as not to encourage inappropriate risk taking. Shareholders are encouraged to read the Compensation Discussion and Analysis, the Company compensation tables, and the related narrative disclosure.

In accordance with certain legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay"). Accordingly, you may vote on the following resolution at the 2015 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure is hereby APPROVED.

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to Item 402 of Resolution S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

PROPOSAL TO APPROVE SECOND AMENDMENT TO THE COMPANY'S SECOND RESTRICTED STOCK PLAN

Background

Effective February 19, 2015, the Board of Directors of the Company took action to amend the Gentex Corporation Second Restricted Stock Plan (the "Plan"), subject to the approval of the Company's shareholders. The Second Amendment to the Gentex Corporation Second Restricted Stock Plan (the "Second Amendment'), as approved by the Board, modifies the existing plan by increasing the maximum number of shares that may be subject to awards under the Plan and extends the termination date of the Plan. The Board approved the Second Amendment and is recommending its approval to the shareholders to provide the Company with additional shares to continue to attract and retain key employees, reward outstanding achievement, and provide incentives for key employees. The new termination date will allow the Company to award shares over a longer period of time. The full text of the Second Amendment is appended to this Proxy Statement as Appendix B.

Eligibility and Administration

Employees of the Company are eligible for grants under the Plan. The Plan is, and will continue to be, administered by the Company's Compensation Committee. The Compensation Committee has used restricted stock as a part of the Company's overall compensation program for many years.

Shares Subject to the Plan

The Plan, as it exists, provides that a maximum of 4,000,000 shares of the Company's common stock, par value $.06 per share, may be subject to Award under the Plan. Under the existing Plan, 505,952 shares currently remain available for award. The Second Amendment provides that 9,000,000 shares of the Company's common stock (in the aggregate, including prior awards) are now authorized for award under the Plan.

New Plan Benefits

The Plan is available to all salaried employees generally and in operation provides for the same method of allocation between executive and non-executive participants. Grants of awards to executive officers for the most recently completed fiscal year under the Plan are set forth in the Grants of Plan-Based Awards table set forth herein.

Amendment and Termination

The Plan, as it exists, will terminate automatically on February 20, 2018, unless earlier terminated by the Board of Directors. The Second Amendment provides that the Second Restricted Stock Plan will now terminate automatically on February 19, 2025, unless earlier terminated by the Board.

A majority of the votes cast at the Annual Meeting of Shareholders, in person or by proxy, on the proposal to adopt the Second Amendment to the Plan is required for approval. Accordingly, you may vote on the following resolution at the 2015 Annual Meeting of Shareholders:

RESOLVED, that the Second Amendment to the Second Restricted Stock Plan be and hereby is approved.

The Board of Directors recommends a vote FOR adoption of the Second Amendment to the Second Restricted Stock Plan.

PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S 2013 EMPLOYEE STOCK PURCHASE PLAN
Background
Effective February 19, 2015, the Board of Directors of the Company took action to amend the Gentex Corporation 2013 Employee Stock Option Plan (the "ESPP"), subject to the approval of the Company's shareholders. The Amendment to the Gentex Corporation Employee Stock Purchase Plan (the "ESPP Amendment"), as approved by the Board, modifies the existing ESPP by making officers, for purposes of Section 16 of the 1934 Securities Exchange Act, eligible to participate in the ESPP (subject to other exceptions which continue to exist). The Board approved the ESPP Amendment and is recommending its approval to the shareholders to allow executive offices of the Company to participate in the ESPP. The full text of the ESPP Amendment is appended to this Proxy Statement as Appendix C.
Eligibility and Administration
All active employees (including executive officers, if the ESPP Amendment passes) of the Company are eligible to participate in the ESPP (except for employees who have been employed for less than a year or are part time or seasonal as defined in the ESPP). The ESPP is, and will continue to be, administered by the Company's Compensation Committee.
Shares Subject to the ESPP
The ESPP, as it exists, and after the Amendment, provides that a maximum of 2,000,000 shares of the Company's common stock, par value $.06 per share, may be purchased under the ESPP. Under the existing ESPP (and after the ESPP Amendment), 1,760,048 shares currently remain available for purchase.
New Plan Benefits
ESPP is available to all salaried employees generally and in operation provides for the same method of allocation between executive and non-executive participants. No purchases by executive officers are included in the compensation tables set forth herein as such officers are not currently eligible to participate in the ESPP until shareholder approval of the ESPP Amendment.
Amendment and Termination
The ESPP, as it exists and after the ESPP Amendment, will terminate automatically on March 31, 2023, unless earlier terminated by the Board of Directors.
A majority of the votes cast at the Annual Meeting of Shareholders, in person or by proxy, on the proposal to adopt the ESPP Amendment to the ESPP is required for approval. Accordingly, you may vote on the following resolution at the 2015 Annual Meeting of Shareholders:
RESOLVED, that the Amendment to the 2013 Employee Stock Purchase Plan be and hereby is approved.
The Board of Directors recommends a vote FOR adoption of the Amendment to the 2013 Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2016 Annual Meeting of the Company must be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 11, 2015, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials. To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

MISCELLANEOUS

The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment. Discretionary authority to do so is included in the Proxy.

The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has not retained any third party to help solicit proxies but reserves the right to do so. In addition, the Company will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.

Shareholders are urged to promptly vote your shares either on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Mark W. Newton
Secretary

April 10, 2015

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APPENDIX A

Revised Audit Committee
Procedures for Approval of Audit and Non-Audit
Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.
The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.	Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.
If the proposed independent auditors’ engagement is equal to or less than $50,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.	If the proposed independent auditors’ engagement is greater than $50,000, the full Audit Committee must pre-approve the work.

3.	The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.

Effective February 20, 2014

APPENDIX B

SECOND AMENDMENT TO THE
GENTEX CORPORATION SECOND RESTRICTED STOCK PLAN

This SECOND AMENDMENT TO THE GENTEX CORPORATION SECOND RESTRICTED STOCK PLAN ("Amendment") is adopted by the Board of Directors of Gentex Corporation, a Michigan corporation (the "Company"), as of the 19th day of February, 2015, with reference to the following:

A.    The Gentex Corporation Second Restricted Stock Plan (the "Plan") was originally approved by the Company's Board of Directors on March 2, 2001 and was amended on February 21, 2008, and in each case was approved by the Company's shareholders on May 16, 2001 and May 15, 2008, respectively.

B.    The Board of Directors has elected to amend the Plan to increase the maximum number of shares that may be subject to Awards to 9,000,000 shares (in the aggregate) and to change the Plan's termination date from February 21, 2018 to February 19, 2025. This Amendment is subject to the approval of the shareholders of the Company.

NOW, THEREFORE, subject to the approval of the shareholders of the Company, the Plan is amended as follows:

1.    In Section 3a, the maximum number of shares that may be subject to Awards under the Plan is hereby increased to 9,000,000 shares in the aggregate.

2.    In Section 7, the existing termination date of February 21, 2018, is hereby be deemed replaced with February 19, 2025, as the new termination date.

3.    In all other respects, the Plan shall continue in full force and effect.

4.    Capitalized terms not otherwise defined herein shall be defined as in the Plan.

CERTIFICATION

The foregoing Amendment was duly adopted by the Board of Directors of the Company, effective February 19, 2015, subject to the approval of the Company's shareholders.

Mark W. Newton, Secretary
Gentex Corporation

©2015, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464

APPENDIX C

AMENDMENT TO THE
GENTEX CORPORATION EMPLOYEE STOCK PURCHASE PLAN

This AMENDMENT TO THE GENTEX CORPORATION 2013 EMPLOYEE STOCK PURCHASE PLAN ("Amendment") is adopted by the Board of Directors of Gentex Corporation, a Michigan corporation (the "Company"), as of the 19th day of February, 2015, with reference to the following:

A.    The Gentex Corporation 2013 Employee Stock Purchase Plan (the "Plan") was originally approved by the Company's Board of Directors on February 14, 2013.

B.    The Board of Directors has elected to amend the Plan to provide that officers, for purposes of Section 16 of the 1934 Securities and Exchange Act, as amended, may participate in the Plan. This Amendment is subject to the approval of the shareholders of the Company.

NOW, THEREFORE, subject to the approval of the shareholders of the Company, the Plan is amended as follows:

1.    In Section 3 of the Plan, subsection (d) is hereby deleted.
2.    In all other respects, the Plan shall continue in full force and effect.
3.    Capitalized terms not otherwise defined herein shall be defined as in the Plan.

CERTIFICATION

The foregoing Amendment was duly adopted by the Board of Directors of the Company, effective February 19, 2015, subject to the approval of the Company's shareholders.

Mark W. Newton, Secretary
Gentex Corporation

GENTEX CORPORATION

600 NORTH CENTENNIAL STREET
ZEELAND, MI 49464
ATTN: MARK W. NEWTON

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86618-P61355

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENTEX CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors for a one-year term:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

NOMINEES:

01) Fred Bauer
02) Gary Goode
03) Pete Hoekstra
04) James Hollars
05) John Mulder
06) Mark Newton
07) Richard Schaum
08) Frederick Sotok
09) James Wallace

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, on an advisory basis, compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To approve the Second Amendment to the Company's Second Restricted Stock Plan.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
5. To approve the Amendment to the Company's 2013 Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please check this box if you plan to attend the meeting.	☐	☐
Please check this box if you wish to receive only one annual report, proxy statement, prospectus or other disclosure document at the address shown on this proxy card.	☐	☐

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86619-P61355

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF GENTEX CORPORATION

The undersigned hereby appoints Mark Newton and Steve Downing, and each of them, with power to act with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gentex Corporation Common Stock, which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Gentex Corporation to be held May 21, 2015, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 (ratify the auditors); FOR Proposal 3 (approve compensation for named executive officers); FOR PROPOSAL 4 (the Second Amendment to Second Restricted Stock Plan); FOR Proposal 5 (the Amendment to 2013 Employee Stock Purchase Plan), AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)